VA Software Corporation
              FY 2005 Named Executive Officer Incentive Bonus Plan
              ----------------------------------------------------


1.       Purpose:
The purpose of the Fiscal Year ("FY") 2005 Named Executive Officer Incentive Bonus Plan (the "Officer Plan") is to recognize the achievements of the senior management team of VA Software Corporation, and its subsidiaries (the "Company"), as compared to Board-approved financial objectives.

2.       Plan Year:
For purposes of this Officer Plan, the plan year will be divided equally into two portions:


     o First Half of FY 2005, which runs from August 1, 2004 through and including January 31, 2005; and

     o Second Half FY 2005, which runs from February 1, 2005 through and including July 31, 2005.

Eligibility:
------------

The Company's Compensation Committee of its Board of Directors ("Compensation Committee") has the sole authority to determine eligibility under this Officer Plan.

Participants must be named executive officers of the Company throughout the First Half of FY 2005 in order to be eligible to receive First Half FY 2005 payment in full under the terms of this Officer Plan. Similarly, participants must be named executive officers of the Company throughout the Second Half of FY 2005 in order to be eligible to receive Second Half FY 2005 payment in full under the terms of this Officer Plan.


Participants who become eligible during the First Half of FY 2005 - through promotion or as new hires - will be eligible to join the plan and may receive a First Half FY 2005 bonus on a pro-rata basis. Similarly, participants who become eligible during the Second Half of FY 2005 - through promotion or as new hires - will be eligible to join the plan and may receive a Second Half FY 2005 bonus on a pro-rata basis. Information regarding eligible participants, including such participant's goals, and objectives, will be communicated to eligible participants at the beginning of respective fiscal half-year (or as soon thereafter as is practicable), or at the time of hire.


Exclusions:
-----------

Named executive officers whose primary function involves product sales and/or who participate in any other incentive and/or commission program are excluded from eligibility for any and all payouts under Exhibit A hereto.


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Bonus Potential:
----------------


At the beginning of each fiscal half-year, the bonus potential level will be established for each participant based on the participant's position, responsibilities, and influence on business objectives. Bonus potential will be expressed as a percentage of such named executive officer's annual base salary at the beginning of the Officer Plan half-year.


Corporate Bonus Measurements:
-----------------------------

The Compensation Committee will have the sole authority to establish the metrics of the corporate bonus measurements under this Officer Plan (the "Officer Plan Corporate Bonus Measurements").

The allocations, methodologies and metrics, which were determined by the Compensation Committee are attached hereto as Exhibit A, and are based on the FY 2005 board plan. Each Officer Plan participant's award will be determined in accordance with the provisions set forth in this Officer Plan based on achievement of each Officer Plan Corporate Bonus Measurement. In order for an Officer Plan participant to attain such Officer Plan participant's bonus potential, the Company must achieve all metrics established by the Compensation Committee.

Payout:
-------


In order to receive any payout under this Officer Plan, an Officer Plan participant must be a named executive officer at the time of payout, which will occur within ninety (90) days of the end of each respective half fiscal year. There will be no exceptions made to this policy. If a named executive officer's position as a named executive officer of the Company terminates for any reason, including voluntarily by the employee, by the Company with or without cause, or due to a reduction-in-force, the named executive officer will not be entitled to receive any payout under this Officer Plan.


All bonus payments will be subject to the required federal, state, or local withholdings, in accordance with the Company's normal payroll practice.

Plan Limitations:
-----------------

The Officer Plan, as described in this document, is only in effect for FY 2005 and will not continue beyond that point.

The Company reserves the right, based upon business conditions, to amend or terminate this Officer Plan at any time, in whole or in part, in its sole discretion, and without notice.

Except as otherwise set forth in this Officer Plan, the Compensation Committee shall have the exclusive and final discretionary authority and power to determine employee eligibility to participate and receive payment under this Officer Plan, to determine the amount of payment under this Officer Plan, to construe terms and provisions of this Officer Plan, and to exercise all other powers specified in this Officer Plan or which may be implied from the provisions of this Officer Plan.
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The  Compensation  Committee has the  authority,  in its discretion to amend and rescind any of this Officer Plan's terms or provisions, terminate this Officer Plan, and to make all determinations necessary for the administration of this Officer Plan.

No person eligible to participate in this Officer Plan is eligible to participate in any other Company incentive bonus plan at this time.